Exhibit 10.1

FIRST AMENDED AND RESTATED THREE YEAR CREDIT AGREEMENT

among

WISCONSIN ENERGY CORPORATION,

as Borrower,

THE LENDERS IDENTIFIED HEREIN

AND

J.P. MORGAN SECURITIES INC.,

as Lead Arranger and Book Manager,

CITIBANK, N.A. and U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agents,

CREDIT SUISSE FIRST BOSTON,

as Documentation Agent,

AND

JPMORGAN CHASE BANK,

as Administrative Agent

DATED AS OF APRIL 8, 2003

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SCHEDULES

Schedule 1.1	Commitment Percentages
Schedule 7.2(b)	Interest Coverage Ratio
Schedule 11.1	Notices

EXHIBITS

Exhibit 2.3	Form of Notice of Borrowing
Exhibit 2.5	Form of Notice of Continuation/Conversion
Exhibit 2.8	Form of Revolving-A Loan Note
Exhibit 7.1(c)	Form of Officer’s Certificate
Exhibit 11.3(b)	Form of Assignment Agreement

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FIRST AMENDED AND RESTATED THREE YEAR CREDIT AGREEMENT

THIS FIRST AMENDED AND RESTATED THREE YEAR CREDIT AGREEMENT (this “Credit Agreement”), dated as of April 8, 2003, is entered into among WISCONSIN ENERGY CORPORATION, a Wisconsin corporation (the “Borrower”), the Lenders (as defined herein), J.P. MORGAN SECURITIES INC., as Lead Arranger and Book Manager (the “Lead Arranger”), CITIBANK, N.A. and U.S. BANK NATIONAL ASSOCIATION, as Syndication Agents, CREDIT SUISSE FIRST BOSTON, as Documentation Agent, and JPMORGAN CHASE BANK, as administrative agent for the Lenders (in such capacity, the “Agent”).

RECITALS

WHEREAS, the Borrower, the Lenders, the Lead Arranger and the Agent originally entered into that certain Three Year Credit Agreement (the “Original Credit Agreement”) dated as of April 17, 2000 and are entering into this Credit Agreement in order to amend and restate the Original Credit Agreement to (a) renew the facility for another three years; (b) decrease the aggregate Commitments from $500.0 million to $300.0 million; and (c) effect other changes to the Original Credit Agreement, as evidenced hereby.

WHEREAS, the Borrower, the Lenders, the Lead Arranger and the Agent intend that all obligations under the Original Credit Agreement of the parties shall continue to exist under and be evidenced by this Credit Agreement and the other Credit Documents.

NOW, THEREFORE, IN CONSIDERATION of the mutual agreements, provisions and covenants contained herein, the parties agree that the Original Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 1.

DEFINITIONS AND ACCOUNTING TERMS

1.1. Definitions.

As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Percentage.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such

Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means JPMorgan Chase Bank and any successors and assigns in such capacity.

“Aggregate Revolving Commitments” means the sum of the Revolving-A Loan Commitments and the Revolving-B Loan Commitments.

“Applicable Percentage” means, at any time, the appropriate applicable percentages corresponding to the Borrower’s senior unsecured debt ratings in effect as of the most recent Calculation Date, as shown below:

Pricing Level	Borrower’s Senior Unsecured Debt Rating	Applicable Percentage for Eurodollar Loans	Applicable Percentage for Revolving-A Facility Fees	Applicable Percentage for Letter of Credit Fees
I.	≥A+ from S&P and ≥A1 from Moody’s	.41%	.09%	.41%

II.	A from S&P and A2 from Moody’s	.525%	.10%	.525%

III.	A- from S&P and A3 from Moody’s	.585%	.165%	.585%

IV.	BBB+ from S&P and Baa1 from Moody’s	.80%	.20%	.80%

Pricing Level	Borrower’s Senior Unsecured Debt Rating	Applicable Percentage for Eurodollar Loans	Applicable Percentage for Revolving-A Facility Fees	Applicable Percentage for Letter of Credit Fees
V.	BBB from S&P and Baa2 from Moody’s	.90%	.35%	.90%

VI.	≤ BBB- from S&P or ≤ Baa3 from Moody’s or Unrated by S&P or Moody’s	.975%	.40%	.975%

If the Borrower’s senior unsecured debt ratings by Moody’s and S&P fall into different pricing levels on the foregoing table, then (a) if both such ratings equal or exceed pricing level V, the Applicable Percentage shall be based on the higher such rating and (b) if either such rating is equal to or less than pricing level VI, the Applicable Percentage shall be based on the lower such rating; provided that, if the Moody’s rating and the S&P rating fall into different Pricing levels and one of such Pricing levels is two Pricing levels or more higher than the other of such Pricing levels, then the Applicable Percentage shall be based on a hypothetical Pricing level that would fall into the Pricing level that is one level higher than the Pricing level into which the lower of such ratings falls.

The Applicable Percentage for Eurodollar Loans, the Applicable Percentage for Letter of Credit Fees and the Revolving-A Facility Fees shall, in each case, be determined and adjusted on the date (each a “Calculation Date”) there is a change in the Borrower’s senior unsecured debt rating. Each determination of the Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentage shall be applicable to all existing Eurodollar Loans and Letters of Credit as well as any new Eurodollar Loans made or Letters of Credit issued.

The Borrower shall promptly deliver to the Agent, at the address set forth on Schedule 11.1, information regarding any change in the Borrower’s senior unsecured debt rating, as determined by S&P and Moody’s, that would change the existing pricing level pursuant to the preceding paragraph.

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (b) the Prime Rate in effect on such day. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Revolving-A Loan which bears interest based on the Base Rate.

“Borrower” means Wisconsin Energy Corporation, a Wisconsin corporation. It is understood that the term Borrower does not include the Subsidiaries of the Borrower.

“Borrower Obligations” means, without duplication, all of the obligations of the Borrower to the Lenders (including the Issuing Lender) and the Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

“Businesses” has the meaning set forth in Section 6.18.

“Capitalization” means the sum of (a) Total Funded Debt plus (b) Net Worth.

“Change of Control” means any of the following events: (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 30% or more of the voting power of the Voting Stock of the Borrower on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Borrower (whether or not such securities are then currently convertible or exercisable), (b) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of the Borrower cease for any reason to constitute a majority of the directors of the Borrower then in office unless (i) such new directors were elected by a majority of the directors of the Borrower who constituted the board of directors of the Borrower at the beginning of such period or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability or (c) the failure of the Borrower to own directly or indirectly at least 51% of the Voting Stock of Wisconsin Electric Power Company and at least 51% of the Voting Stock of Wisconsin Gas Company.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Percentage” means, for each Lender, the percentage identified as its Commitment Percentage opposite such Lender’s name on Schedule 1.1 attached hereto, as such percentage may be modified by assignment in accordance with the terms of this Credit Agreement.

“Commitments” means, collectively, the Revolving-A Loan Commitment of each Lender.

“Consolidated EBITDA” means, for any period, determined on a consolidated basis without duplication, the Company’s and its consolidated Subsidiaries’ net income (or net loss) plus the sum of (i) interest expense, (ii) distributions on preferred securities, (iii) preferred dividends, (iv) income tax expense, (v) depreciation expense, (vi) amortization and (vii) non-cash impairment, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any Person and its consolidated Subsidiaries and for any period, all consolidated interest expense (including all amortization of debt discount and expenses and reported interest) on all Indebtedness of such Person and its consolidated Subsidiaries during such period. “Consolidated Interest Expense” shall exclude any distributions on preferred securities and “Indebtedness” as used in this definition shall exclude any mandatorily redeemable preferred securities.

“Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Credit Documents” means this Credit Agreement, the Notes, the LOC Documents and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Declining Lender” has the meaning set forth in Section 2.9(b).

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, at any time, any Lender that, at such time, (a) has failed to make a Loan required pursuant to the terms of this Credit Agreement, (b) has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person approved by the Agent and the Borrower (such approval not to be unreasonably withheld or delayed); provided that (i) the Borrower’s consent is not required during the existence and continuation of an Event of Default; (ii) approval by the Borrower shall be deemed given if no objection is received by the assigning Lender and the Agent from the Borrower within five Business Day after notice of such proposed assignment has been received by the Borrower; and (iii) neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Laws” means any current or future legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety, and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with the Borrower or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower or any of its Subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

“Eurodollar Loan” means a Revolving-A Loan bearing interest at the Adjusted Eurodollar Rate.

“Eurodollar Rate” means with respect to any Eurodollar Loan, for the Interest Period applicable thereto, a rate per annum determined pursuant to the following formula:

Eurodollar Rate =	London Interbank Offered Rate
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities, as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not a Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credits or proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning set forth in Section 9.1.

“Extension of Credit” means, as to any Lender, the making of a Loan by such Lender (or a participation therein by a Lender) or the issuance of, or participation in, a Letter of Credit by such Lender.

“Federal Funds Rate” means for any day the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

“Fee Letter” means that certain letter agreement, dated as of February 24, 2003, between the Agent and the Borrower, as amended, modified, supplemented or replaced from time to time.

“Funded Debt” of any Person means, without duplication, the sum of (a) all Indebtedness of such Person for borrowed money, (b) all purchase money Indebtedness of such Person, (c) the principal portion of all obligations of such Person under capital lease obligations, (d) all obligations, contingent or otherwise, relative to the face amount of all letters of credit (other than letters of credit supporting trade payables in the ordinary course of business), whether or not drawn, and banker’s acceptances issued for the account of such Person, in each case in excess of $10 million, subject to the further limitations hereinafter provided (it being understood that, to the extent an undrawn letter of credit supports another obligation consisting of Indebtedness, in calculating aggregated Indebtedness only such other obligation shall be included), (e) all Guaranty Obligations of such Person with respect to Indebtedness and obligations of the type described in clauses (a) through (d) hereof of another Person in excess of $10 million, subject to the further limitations hereinafter provided, (f) all Indebtedness and obligations of the type described in clauses (a), (b), (c), (d), (h) and (i) hereof of another Person in excess of $10 million, subject to the further limitations hereinafter provided, secured by a Lien on any property of such Person whether or not such Indebtedness or obligations has been assumed by such Person, (g) all Indebtedness and obligations of the type described in clauses (a), (b), (c), (d), (h) and (i) hereof of any partnership or unincorporated joint venture in excess of $10 million, subject to the further limitations hereinafter provided, to the extent such Person is legally obligated, net of any assets of such partnership or joint venture, (h) the outstanding principal balance in excess of $10 million, subject to the further limitations hereinafter provided, under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (i) all net obligations of such Person in excess of $10 million, subject to the further limitations hereinafter provided, in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and (j) all Indebtedness and obligations of the types described in the foregoing clauses (d) through (i) hereof, to the extent excluded from the definition of “Funded Debt” hereunder (as a result of such Indebtedness or obligation being less than $10 million), and to the extent in excess of $200 million in the aggregate.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

“Government Acts” has the meaning set forth in Section 2.2(k).

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (d) to otherwise assure or hold harmless the owner of such

Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations, other than intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person, (g) the principal portion of all obligations of such Person under (i) capital lease obligations and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (h) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (i) all net obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging arrangements, (j) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptance facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), and (k) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture for which such Person is legally obligated.

“Interest Payment Date” means (a) as to Base Rate Loans, the last day of each fiscal quarter of the Borrower and the Maturity Date, and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date and, in addition, where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also on the last day of each fiscal quarter of the Borrower during such Interest Period. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the preceding Business Day.

“Interest Period” means, as to Eurodollar Loans, a period of one, two, three or, subject to availability, six months’ duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions of Eurodollar Loans); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date and (c) with respect to Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

“Issuing Lender” means JPMorgan Chase Bank or any successor thereto.

“Issuing Lender Fees” has the meaning set forth in Section 3.4(c).

“Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, and any Eligible Assignee which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

“Letter of Credit” means each Letter of Credit issued for the account of the Borrower by the Issuing Lender pursuant to Section 2.2, as such Letter of Credit may be amended, modified, extended or replaced.

“Letter of Credit Fees” has the meaning set forth in Section 3.4(c).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loans” means the Revolving-A Loans.

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

“LOC Obligations” means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under all Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit, plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“LOC Participants” means the Lenders.

“London Interbank Offered Rate” means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Dow Jones Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Dow Jones Markets Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

“Mandatory Borrowing” has the meaning set forth in Section 2.2(f).

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations or prospects of the Borrower, (b) the ability of the Borrower to perform its obligations under this Credit Agreement or (c) the validity or enforceability of this Credit Agreement, any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder.

“Maturity Date” means April 8, 2006 (subject to the provisions of Section 2.9).

“Maturity Extension Decision Date” has the meaning set forth in Section 2.9(c).

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, which the Borrower or any ERISA Affiliate and at least one employer other than the Borrower or any ERISA Affiliate are contributing sponsors.

“Net Worth” means, as of any date, the shareholders’ equity or net worth of the Borrower and its Subsidiaries, on a consolidated basis, as determined in accordance with GAAP.

“Non-Excluded Taxes” has the meaning set forth in Section 4.4(a).

“Notes” means the Revolving-A Loan Notes.

“Notice of Borrowing” means a request by the Borrower for a Revolving-A Loan in the form of Exhibit 2.3.

“Notice of Continuation/Conversion” means a request by the Borrower for the continuation or conversion of a Revolving-A Loan in the form of Exhibit 2.5.

“Original Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Participation Interest” means the Extension of Credit by a Lender by way of a purchase of a participation in Letters of Credit or LOC Obligations as provided in Section 2.2 or in any Loans as provided in Section 3.8.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Person” means any individual, partnership, joint venture, firm, corporation, association, trust, limited liability company or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Prime Rate” means the per annum rate of interest established from time to time by the Agent at its principal office in New York, New York (or such other principal office as communicated by the Agent to the Borrower and the Lenders) as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Agent. The Prime Rate is a reference rate used by the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

“Properties” has the meaning set forth in Section 6.18.

“Register” has the meaning set forth in Section 11.3(c).

“Regulation D, U, or X” means Regulation D, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

“Required Lenders” means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the aggregate Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term “Credit Exposure” as applied to each Lender shall mean (a) at any time prior to the termination of the Commitments, the Commitment Percentage of such Lender multiplied times the Revolving-A Loan Commitment and (b) at any time after the termination of the Commitments, the sum of (i) the principal balance of the outstanding Loans of such Lender, plus (ii) such Lender’s Participation Interest in the face amount of the outstanding Letters of Credit.

“Requisite Notice” has the meaning set forth in Section 2.9(e).

“Responsible Officer” has the meaning set forth in Section 2.9(e).

“Revolving-A Facility Fees” has the meaning set forth in Section 3.4(a).

“Revolving-A Loan Commitment” means, collectively, THREE HUNDRED MILLION DOLLARS ($300,000,000) and, with respect to each Lender, shall mean such amount multiplied by such Lender’s Commitment Percentage.

“Revolving-A Loan Notes” means the promissory notes of the Borrower in favor of each Lender evidencing the Revolving-A Loans and substantially in the form of Exhibit 2.8, as such promissory notes may be amended, modified, supplemented or replaced from time to time.

“Revolving-A Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.1.

“Revolving-B Loan Commitment” means the aggregate amount of the commitments to make Revolving-B Loans in effect from time to time under the Third Amended and Restated 364 Day Credit Agreement.

“Revolving-B Loans” means the loans made to the Borrower under the Third Amended and Restated 364 Day Credit Agreement.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

“Termination Event” means (a) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA), (b) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA, (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA, (e) any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (f) the complete or partial withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

“Third Amended and Restated 364 Day Credit Agreement” means that Third Amended and Restated 364 Day Credit Agreement, dated as of April 8, 2003 as amended, modified, restated or replaced from time to time, among the Borrower, the lenders identified therein, J.P. Morgan Securities Inc., as Lead Arranger and Book Manager, Citibank, N.A. and U.S. Bank National Association, as Syndication Agents, Credit Suisse First Boston, as Documentation Agent, and JPMorgan Chase Bank, as Agent.

“Total Assets” means all assets of the Borrower as shown on its most recent quarterly or annual audited consolidated balance sheet, as determined in accordance with GAAP.

“Total Funded Debt” means all Funded Debt of the Borrower and its Subsidiaries, on a consolidated basis, as determined in accordance with GAAP.

“UCP” has the meaning set forth in Section 2.2(h).

“Utility Act” has the meaning set forth in Section 6.15.

“Utilization Fees” has the meaning set forth in Section 3.4(b).

“Voting Stock” means all classes of the capital stock (or other voting interests) of a Person then outstanding and normally entitled to vote in the election of directors.

1.2. Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.

1.3. Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered from time to time pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements described in Section 5.1(d)); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

1.4. Effect on Original Credit Agreement and Other Credit Documents.

Upon the execution and delivery by the parties hereto of this Credit Agreement and the satisfaction (or waiver) of the conditions set forth in Section 5.1, (a) this Credit Agreement shall be deemed to amend, restate and supersede the Original Credit Agreement, except that each other Credit Document (other than the Notes (as defined in the Original Credit Agreement), which shall be replaced by new Notes as set forth in Section 2.8) shall continue in full force and effect in accordance with its terms unless otherwise amended by the parties hereto, and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Credit Agreement; (b) all obligations under the Original Credit Agreement and the other Credit Documents shall continue to be outstanding except as expressly modified by this Credit Agreement and shall be governed in all respects by this Credit Agreement and the other Credit Documents, it being agreed and understood that this Credit Agreement does not constitute a novation, satisfaction, payment or reborrowing of any obligation under the Original Credit Agreement or any other Credit Document except as expressly modified by this Credit Agreement, nor does it operate as a waiver of any right, power or remedy of any Lender under any Credit Document; and (c) unless the context otherwise requires, all references to the Original Credit Agreement in any Credit Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Credit Agreement and the provisions hereof.

SECTION 2.

LOANS

2.1. Revolving-A Loan Commitment.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans to the Borrower in Dollars, at any time and from time to time, during the period from the Closing Date to the Maturity Date (each a “Revolving-A Loan” and collectively the “Revolving-A Loans”); provided, however, that (i) the sum of the aggregate amount of Revolving-A Loans outstanding plus the aggregate amount of LOC Obligations outstanding shall not exceed the Revolving-A Loan Commitment and (ii) with respect to each individual Lender, the Lender’s pro rata share of outstanding Revolving-A Loans plus such Lender’s pro rata share of outstanding LOC Obligations shall not exceed such Lender’s Commitment Percentage of the Revolving-A Loan Commitment. Subject to the terms of this Credit Agreement, the Borrower may borrow, repay and reborrow Revolving-A Loans.

2.2. Letters of Credit.

(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, the Issuing Lender shall from time to time upon request from the Borrower issue (from the Closing Date to the Maturity Date and in a form reasonably acceptable to the Issuing Lender), in Dollars, and the LOC Participants shall participate in, letters of credit (the “Letters of Credit”) for the account of the Borrower; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed FIFTY MILLION DOLLARS ($50,000,000), (ii) the sum of the aggregate amount of LOC Obligations outstanding plus the aggregate amount of Revolving-A Loans outstanding shall not exceed the Revolving-A Loan Commitment and (iii) with respect to each individual LOC Participant, the LOC Participant’s pro rata share of outstanding Revolving-A Loans plus its pro rata share of outstanding LOC Obligations shall not exceed such LOC Participant’s Commitment Percentage of the Revolving-A Loan Commitment. The Issuing Lender may require the issuance and expiry date of each Letter of Credit to be a day other than (x) a Saturday or a Sunday or (y) any other day on which the letter of credit issuing office of the Issuing Lender is authorized or required by law or executive order to close. Each Letter of Credit shall have a stated term not to exceed the Maturity Date. Each Letter of Credit shall be either (A) a standby letter of credit issued to support the obligations (including pension or insurance obligations), contingent or otherwise, of the Borrower or any of its Subsidiaries, or (B) a commercial letter of credit in respect of the purchase of goods or services by the Borrower or any of its Subsidiaries in the ordinary course of business. Each Letter of Credit shall comply with the related LOC Documents.

(b) Cash Collateral. In the event that any Letter of Credit remains outstanding beyond the fifteenth day prior to the Maturity Date, the Borrower shall upon demand of the Required Lenders (or the Agent acting with the consent of the Required Lenders) either (i) pay to the Agent the sum of the largest draft which could then or thereafter be drawn under such Letter of Credit, which sum the Agent may hold for the account of the Borrower, without interest, for the purpose of paying any draft presented, with the excess, if any, to be returned to the Borrower upon termination or expiration of such Letter of Credit or (ii) deliver a back-up letter of credit to the Agent securing the Borrower’s reimbursement obligations with respect to such Letter of Credit in form and substance acceptable to the Agent and from a creditworthy financial institution acceptable to the Agent.

(c) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least three Business Days prior to the requested date of issuance unless otherwise agreed to between the Borrower and the Issuing Lender. The Issuing Lender will (i) immediately notify the Agent regarding the issuance of a Letter of Credit and the terms thereof and (ii) at least quarterly and more frequently upon request, provide to the Agent for dissemination to the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the account party, the beneficiary, the face amount and the expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Agent, promptly upon request, copies of the Letters of Credit and the other LOC Documents.

(d) Participants. Each LOC Participant, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and each LOC Document related thereto and the rights and obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Commitment Percentage of the obligations under such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each LOC Participant’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each such LOC Participant shall pay to the Issuing Lender its Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (e) hereof. The obligation of each LOC Participant to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest and fees as hereinafter provided.

(e) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower. Unless the Borrower shall immediately notify the Issuing Lender of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Revolving-A Loan at the Base Rate in the amount of the drawing as provided in subsection (f) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower shall reimburse the Issuing Lender on the day any drawing under any Letter of Credit is paid either with the proceeds of a Revolving-A Loan obtained hereunder or otherwise in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus two percent (2%). The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the applicable account party or the Borrower may claim or have against the Issuing Lender, the Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation, any defense based on any failure of the applicable account party or the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the LOC Participants of the amount of any unreimbursed drawing and each LOC Participant shall promptly pay to the applicable Issuing Lender, in Dollars and in immediately available funds, the amount of such LOC Participant’s Commitment Percentage of such unreimbursed drawing, which amount shall constitute such LOC Participant’s portion of the deemed Revolving-A Loan. Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 p.m. on a Business Day, otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received. If such LOC Participant does not pay such amount to the Issuing Lender in full upon such request, such LOC Participant shall, on demand, pay to the Issuing Lender interest on the unpaid amount during the period from the date the LOC Participant was otherwise required to make such payment until the LOC Participant pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each LOC Participant’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by an LOC Participant to the Issuing Lender, such LOC Participant shall, automatically and without any further action on the part of the Issuing Lender or such LOC Participant, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the

Issuing Lender) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the Borrower with respect thereto.

(f) Repayment with Revolving-A Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving-A Loan borrowing to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the Lenders that a Revolving-A Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving-A Loan borrowing comprised solely of Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be promptly made from all applicable Lenders (without giving effect to any termination of the Commitments pursuant to Section 9.2) pro rata based on each Lender’s respective Commitment Percentage and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each such Lender hereby absolutely and irrevocably agrees to make such Revolving-A Loans upon any such request or deemed request on account of each such Mandatory Borrowing in the amount and in the manner specified in this clause (f). The obligation of each such Lender to make such Revolving-A Loans shall be absolute and irrevocable notwithstanding (i) the amount of such Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving-A Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.2 are then satisfied, (iii) whether a Default or Event of Default then exists, (iv) the failure of any such request or deemed request for Revolving-A Loans to be made by the time otherwise required hereunder, (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Revolving-A Loan Commitment or any termination of the Commitments. Such funding of Revolving-A Loans shall be made on the day notice of such Mandatory Borrowing is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 p.m. on a Business Day, otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interest in the outstanding LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded Participation Interest therein shall bear interest payable to the Issuing Lender upon demand, at the rate equal to, if paid within two Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

(g) Modification and Extension. The issuance of any supplement, modification, amendment or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit.

(h) Uniform Customs and Practices. The Issuing Lender may have the Letters of Credit be subject to the Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (Publication No. 500 or the most recent publication, “UCP”), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

(i) Responsibility of Issuing Lender. It is expressly understood and agreed as between the Lenders that the obligations of the Issuing Lender hereunder to the LOC Participants are only those expressly set forth in this Credit Agreement and that the Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 5.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.2 shall be deemed to prejudice the right of any LOC Participant to recover from the Issuing Lender any amounts made available by such LOC Participant to the Issuing Lender pursuant to this Section 2.2 in the event that it is determined by a court of competent jurisdiction that the issuance of or payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Lender.

(j) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document, this Credit Agreement shall govern.

(k) Indemnification of Issuing Lender. 1. In addition to its other obligations under this Credit Agreement, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable, documented attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Government Acts”).

(i) As between the Borrower and the Issuing Lender and the LOC Participants, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender and the LOC Participants shall not be responsible for (except, with respect to the Issuing Lender, in the case of (A), (B) and (C) below if the Issuing Lender has actual knowledge to the contrary): (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a

Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Act. None of the above shall affect, impair or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(ii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith and not deemed to constitute gross negligence or willful misconduct, shall not put the Issuing Lender under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letter of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

(iii) Nothing in this subsection (k) is intended to limit the reimbursement obligation of the Borrower contained in this Section 2.2. The obligations of the Borrower under this subsection (k) shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

(iv) Notwithstanding anything to the contrary contained in this subsection (k), neither the Borrower nor any LOC Participant shall have any obligation to indemnify the Issuing Lender in respect of any liability incurred by the Issuing Lender arising out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction. Nothing in this Credit Agreement shall relieve the Issuing Lender of any liability to the Borrower or any LOC Participant in respect of any action taken by the Issuing Lender which action constitutes gross negligence or willful misconduct of the Issuing Lender or a violation of the UCP or Uniform Commercial Code (as applicable), as determined by a court of competent jurisdiction.

2.3. Method of Borrowing for Revolving-A Loans.

By no later than 11:00 a.m. (a) on the date of the requested borrowing of Revolving-A Loans that will be Base Rate Loans or (b) three Business Days prior to the date of the requested borrowing of Revolving-A Loans that will be Eurodollar Loans, the Borrower shall submit a written Notice of Borrowing in the form of Exhibit 2.3 to the Agent setting forth (i) the amount requested, (ii) whether such Revolving-A Loans shall accrue interest at the Base Rate or the Adjusted Eurodollar Rate, (iii) with respect to Revolving-A Loans that will be Eurodollar Loans, the Interest Period applicable thereto and (iv) certification that the Borrower has complied in all respects with Section 5.2.

2.4. Funding of Revolving-A Loans.

Upon receipt of a Notice of Borrowing, the Agent shall promptly inform the Lenders as to the terms thereof. Each such Lender shall make its Commitment Percentage of the requested Revolving-A Loans available to the Agent by 1:00 p.m. on the date specified in the Notice of Borrowing by deposit, in Dollars, of immediately available funds at the principal offices of the Agent in New York, New York or at such other address as the Agent may designate in writing. The amount of the requested Revolving-A Loans will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office of the Agent, to the extent the amount of such Revolving-A Loans are made available to the Agent.

No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Revolving-A Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Agent shall have been notified by any Lender prior to the date of any such Revolving-A Loan that such Lender does not intend to make available to the Agent its portion of the Revolving-A Loans to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Revolving-A Loans, and the Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent, the Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Revolving-A Loan pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

2.5. Continuations and Conversions.

The Borrower shall have the option, on any Business Day, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans; provided, however, that (a) each such continuation or conversion must be requested by the Borrower pursuant to a written Notice of Continuation/Conversion, in the form of Exhibit 2.5, in compliance with the terms set forth below, (b) except as provided in Section 4.1, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable hereto, (c) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or Event of Default and (d) any request to extend a Eurodollar Loan that fails to comply with the terms hereof or any failure to request an extension of a Eurodollar Loan that fails to comply with the terms hereof or any failure to request an extension of a Eurodollar Loan at the end of an Interest Period shall constitute a conversion to a Base Rate Loan on the last day of the applicable Interest Period. Each continuation or conversion must be requested by the Borrower no later than 11:00 a.m. (i) on the date for a requested conversion of a Eurodollar Loan to a Base Rate Loan or (ii) three Business Days prior to the date for a requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, in each case pursuant to a written Notice of Continuation/Conversion submitted to the Agent which shall set forth (A) whether the Borrower wishes to continue or convert such Loans and (B) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto.

2.6. Minimum Amounts.

Each request for a Revolving-A Loan or a conversion or continuation hereunder shall be subject to the following requirements: (a) each Eurodollar Loan shall be in a minimum of $5,000,000 (and in integral multiples of $1,000,000 in excess thereof), (b) each Base Rate Loan shall be in a minimum amount of the lesser of $5,000,000 (and in integral multiples of $1,000,000 in excess thereof) or the remaining amount available to be borrowed and (c) no more than fifteen Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this Section, all Eurodollar Loans with the same Interest Periods that begin and end on the same date shall be considered as one Eurodollar Loan, but Eurodollar Loans with different Interest Periods, even if they begin on the same date, shall be considered separate Eurodollar Loans.

2.7. Reductions of Revolving-A Loan Commitment.

Upon at least five Business Days’ notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Revolving-A Loan Commitment at any time or from time to time; provided that (a) each partial reduction shall be in an aggregate amount at least equal to $10,0000,000 and in integral multiples of $1,000,000 above such amount and (b) no reduction shall be made which would reduce the Revolving-A Loan Commitment to an amount less than the sum of the then outstanding Revolving-A Loans plus the then outstanding LOC Obligations. Any reduction in (or termination of) the Revolving-A Loan Commitment shall be permanent and may not be reinstated.

2.8. Notes.

The Revolving-A Loans made by the Lenders shall be evidenced by a duly executed promissory note of the Borrower payable to each Lender in substantially the form of Exhibit 2.8 (the “Revolving-A Loan Notes”) and in a principal amount equal to the amount of such Lender’s Commitment Percentage of the Revolving-A Loan Commitment as originally in effect.

2.9. Extension of Maturity Date.

(a) Not earlier than 60 days prior to, nor later than 30 days prior to, the then Maturity Date, the Borrower may request by Requisite Notice made to the Agent (who shall promptly notify the Lenders) a 364 day extension of the Maturity Date. Such request shall include a certificate signed by a Responsible Officer stating that (i) the representations and warranties contained in Section 6 are true and correct on and as of the date of such certificate and (ii) no Default or Event of Default exists. Each Lender shall notify the Agent by Requisite Notice by the date specified by the Agent (which date shall be a Business Day and shall not be less than 15 Business Days prior to, nor more than 45 days prior to, the then Maturity Date) that either (1) such Lender declines to consent to extending the Maturity Date or (2) such Lender consents to extending the Maturity Date whether or not all of the Lenders agree to such extension. Any Lender not responding within the above time period shall be deemed to have not consented to extending the Maturity Date. The Agent shall, after receiving the notifications from all of the Lenders or the expiration of such period, whichever is earlier, notify the Borrower and the Lenders of the results thereof. At the original Maturity Date, the Revolving-A Loan Commitments of each Declining Lender will terminate in their entirety.

(b) If any Lender declines, or is deemed to have declined, to consent to such request for extension (a “Declining Lender”), provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may elect to either (i) request the non-Declining Lenders to extend the Maturity Date, or (ii) at its own expense (such expense to include any transfer fee payable to the Agent under Section 11.3(b) and any expense pursuant to Section 4) and in its sole discretion, require such Declining Lender to transfer and assign in whole (but not in part) without recourse (in accordance with and subject to the terms and conditions of Section 11.3(b)) all of its interests, rights and obligations under this Credit Agreement to an Eligible Assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (2) the assigning Declining Lender shall have received in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such assigning Declining Lender and all other amounts owed to such assigning Declining Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4.

(c) If:

(1) there are one or more Declining Lenders and the Borrower elects to have the non-Declining Lenders extend the Maturity Date; or

(2) there are any removals or replacements of Lenders pursuant to the prior subsection, and after giving effect to such removals or replacements of Lenders, all of the Lenders have consented to extending the Maturity Date;

the Maturity Date shall be extended (solely with respect to the non-Declining Lenders) to the date that is 364 days after the then Maturity Date, effective as of the date to be determined by the Agent and the Borrower (the “Maturity Extension Decision Date”), and the Agent shall promptly notify the Lenders thereof. On or prior to the Maturity Extension Decision Date, the Borrower shall deliver to the Agent, in form and substance satisfactory to the Agent and the Lenders: (i) the corporate resolution of the Borrower authorizing such extension, certified as in effect as of the Maturity Extension Decision Date and the related incumbency certificate of the Borrower, and (ii) new or amended Notes, if requested by any new or affected Lender, evidencing such new or revised Revolving-A Loan Commitment. The Agent shall distribute an amended Schedule 1.1 to this Credit Agreement to reflect any changes in Lenders, the Revolving-A Loan Commitment and each Lender’s pro rata share thereof.

(d) This Section shall supersede any provisions in Section 11.6 to the contrary.

(e) For purposes of this Section:

(1) “Responsible Officer” means the chairman of the board, chief executive officer, president, chief financial officer, treasurer, or assistant treasurer of the Borrower. Any document or certificate hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

(2) “Requisite Notice” means irrevocable written notice to the intended recipient or irrevocable telephonic notice to the intended recipient, immediately followed by a written notice to such recipient. Such notices shall be (i) delivered to such recipient at the address or telephone number specified on Schedule 11.1 or as otherwise designated by such recipient by Requisite Notice to each other party hereto, and (ii) if made by the Borrower, given or made by a Responsible Officer. Any written notice delivered shall be delivered as provided in Section 11.1. Any notice sent by other than hardcopy shall be promptly confirmed by a telephone call to the recipient and, if requested by the Agent, by a manually signed hardcopy thereof.

SECTION 3.

PAYMENTS

3.1. Interest.

(a) Interest Rate. 1. All Base Rate Loans shall accrue interest at the Base Rate.

(i) All Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate applicable to such Eurodollar Loan.

(b) Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans, the LOC Obligations and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate equal to two percent (2%) plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for Revolving-A Loans that are Base Rate Loans plus two percent (2%) per annum).

(c) Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.

3.2. Prepayments.

(a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days’ prior written notice to the Agent and any prepayment of Eurodollar Loans will be subject to Section 4.3; and (ii) each such partial prepayment of Loans shall be in the minimum principal amount of $5,000,000; provided that if less than $5,000,000 would remain outstanding after such prepayment, such prepayment shall be in the amount of the entire outstanding principal amount of the Loans. Amounts prepaid hereunder shall be applied as the Borrower may elect; provided that if the Borrower fails to specify a voluntary prepayment then such prepayment shall be applied as the Agent may direct. All voluntary prepayments shall be applied first to Base Rate Loans, and then to Eurodollar Loans in direct order of Interest Period maturities.

(b) Mandatory Prepayments. If at any time the amount of Revolving-A Loans outstanding plus the amount of LOC Obligations outstanding exceeds the Revolving-A Loan Commitment, the Borrower shall immediately make a principal payment to the Agent in the manner and in an amount such that the sum of Revolving-A Loans outstanding plus the amount of LOC Obligations outstanding is less than or equal to the Revolving-A Loan Commitment. Any payments made under this Section 3.2(b) shall be subject to Section 4.3 and shall be applied first to Base Rate Loans, and then to Eurodollar Loans in direct order of Interest Period maturities.

3.3. Payment in Full at Maturity.

On the Maturity Date, the entire outstanding principal balance of all Loans and all LOC Obligations, together with accrued but unpaid interest and all other sums owing under this Credit Agreement, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2.

3.4. Fees.

(a) Revolving-A Facility Fees. In consideration of the Revolving-A Loan Commitment being made available by the Lenders hereunder, the Borrower agrees to pay to the Agent, for the pro rata benefit of each Lender, a fee equal to the Applicable Percentage for Revolving-A Facility Fees multiplied by the Revolving-A Loan Commitment (the “Revolving-A Facility Fees”), regardless of usage. The accrued Revolving-A Facility Fees shall be due and payable in arrears on the first Business Day after the end of each fiscal quarter of the Borrower (as well as on the Maturity Date and on any date that the Revolving-A Loan Commitment is reduced) for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

(b) Utilization Fees. At any time the sum of (i) the principal amount of outstanding Revolving-A Loans and LOC Obligations hereunder plus (ii) the principal amount of outstanding Revolving-B Loans under the Third Amended and Restated 364 Day Credit Agreement, shall exceed an amount equal to thirty-three percent (33%) of the Aggregate Revolving Commitments, the Borrower shall pay to the Agent hereunder, for the pro rata benefit of the Lenders, a per annum fee (the “Utilization Fees”) equal to .125% on the principal amount of outstanding Revolving-A Loans and outstanding LOC Obligations. The Utilization Fees, if any, shall be due and payable in arrears on the first Business Day after the end of each fiscal quarter of the Borrower (as well as the Maturity Date hereunder and any date of reduction in Commitments hereunder).

(c) Letter of Credit Fees.

(i) Letter of Credit Fees. In consideration of the issuance of Letters of Credit hereunder, the Borrower agrees to pay to the Issuing Lender for the pro rata benefit of the Lenders (based on each Lender’s Commitment Percentage of the Revolving-A Loan Commitment), a per annum fee (the “Letter of Credit Fees”) equal to the Applicable Percentage for the Letter of Credit Fees on the average daily maximum amount available to be drawn under each such Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fees will be payable in arrears on the first Business Day after the end of each fiscal quarter of the Borrower (as well as on the Maturity Date) for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

(ii) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (i) above, the Borrower shall pay to the Issuing Lender for its own account, without sharing by the other Lenders, the issuance fee as agreed to in the Fee Letter and the customary incidental and/or out of pocket charges from time to time to the Issuing Lender for its services in connection with the issuance, amendment, payment, transfer, administration, cancellation and conversion of, and drawings under, the Letters of Credit (collectively, the “Issuing Lender Fees”).

(d) Administrative Fees. The Borrower agrees to pay to the Agent, for its own account, an annual fee as agreed to between the Borrower and the Agent in the Fee Letter.

3.5. Place and Manner of Payments.

All payments of principal, interest, fees, expenses and other amounts to be made by the Borrower under this Credit Agreement shall be received without setoff, deduction or counterclaim not later than 2:00 p.m. on the date when due in Dollars and in immediately available funds by the Agent at its offices in New York, New York. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Agent, the Loans, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Lenders in such manner as it reasonably determines in its sole discretion). Each payment received by the Agent under this Credit Agreement or any Note for the account of any Lender shall be paid by the Agent promptly to such Lender, in immediately available funds, for the account of such Lender’s lending office for the Loan or other obligation in respect of which such payment is made.

3.6. Pro Rata Treatment.

Except to the extent otherwise provided herein:

(a) Loans. All Revolving-A Loans, each payment or prepayment of principal of any Revolving-A Loan, each payment of interest on the Revolving-A Loans, each payment of Revolving-A Facility Fees, each reduction of the Revolving-A Loan Commitment, and each conversion or continuation of any Revolving-A Loans, shall be allocated pro rata among the Lenders in accordance with the respective Commitment Percentages; provided that, if any Lender shall have failed to pay its applicable pro rata share of any Revolving-A Loan, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.6 shall instead be payable to the Agent until the share of such Revolving-A Loan not funded by such Lender has been repaid; and provided, further, that in the event any amount paid to any Lender pursuant to this

Section 3.6 is rescinded or must otherwise be returned by the Agent, each Lender shall, upon the request of the Agent, repay to the Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Agent until the date the Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus two percent (2%) per annum.

(b) Letters of Credit. Each payment of unreimbursed drawings in respect of LOC Obligations shall be allocated to each LOC Participant pro rata in accordance with its Commitment Percentage; provided that, if any LOC Participant shall have failed to pay its applicable pro rata share of any drawing under any Letter of Credit, then any amount to which such LOC Participant would otherwise be entitled pursuant to this subsection (b) shall instead be payable to the Issuing Lender until the share of such unreimbursed drawing not funded by such Lender has been repaid; and provided, further, that in the event any amount paid to any LOC Participant pursuant to this subsection (b) is rescinded or must otherwise be returned by the Issuing Lender, each LOC Participant shall, upon the request of the Issuing Lender, repay to the Agent for the account of the Issuing Lender the amount so paid to such LOC Participant, with interest for the period commencing on the date such payment is returned by the Issuing Lender until the date the Issuing Lender receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus two percent (2%) per annum.

3.7. Computations of Interest and Fees.

(a) Except for Base Rate Loans, on which interest shall be computed on the basis of a 365 or 366 day year as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.

(b) It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

3.8. Sharing of Payments.

Each Lender agrees that, in the event that any Lender shall obtain payment in respect of any Loan, unreimbursed drawing with respect to any LOC Obligations or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise (including, but not limited to, pursuant to the Bankruptcy Code) in excess of its pro rata share as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans, LOC Obligations and other obligations, in such amounts and with such other adjustments from time to time, as shall be equitable in order that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. Each Lender further agrees that if a payment to a Lender (which is obtained by such Lender through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise) shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan, LOC Obligation or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Agent or any other Lender an amount payable by such Lender to the Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall accrue interest thereon, for each day from the date such amount is due until the day such amount is paid to the Agent or such other Lender, at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.

3.9. Evidence of Debt.

(a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b) The Agent shall maintain the Register pursuant to Section 11.3(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from or for the account of the Borrower and each Lender’s share thereof. The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c) The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.9 (and, if consistent with the entries of the Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms hereof.

SECTION 4.

ADDITIONAL PROVISIONS REGARDING LOANS

4.1. Eurodollar Loan Provisions.

(a) Unavailability. In the event that the Agent shall have determined in good faith (i) that U.S. dollar deposits in the principal amounts requested with respect to a Eurodollar Loan are not generally available in the London interbank Eurodollar market or (ii) that reasonable means do not exist for ascertaining the Eurodollar Rate, the Agent shall, as soon as practicable thereafter, give notice of such determination to the Borrower and the

Lenders. In the event of any such determination under clauses (i) or (ii) above, until the Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request by the Borrower for Eurodollar Loans shall be deemed to be a request for Base Rate Loans, (B) any request by the Borrower for conversion into or continuation of Eurodollar Loans shall be deemed to be a request for conversion into or continuation of Base Rate Loans and (C) any Loans that were to be converted or continued as Eurodollar Loans on the first day of an Interest Period shall be converted to or continued as Base Rate Loans.

(b) Change in Legality. Notwithstanding any other provision herein, if any change, after the date hereof, in any law or regulation (including the introduction of any new law or regulation) or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Agent, such Lender may:

(A) declare that Eurodollar Loans, and conversions to or continuations of Eurodollar Loans, will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for, or for conversion into or continuation of, Eurodollar Loans shall, as to such Lender only, be deemed a request for, or for conversion into or continuation of, Base Rate Loans, unless such declaration shall be subsequently withdrawn; and

(B) require that all outstanding Eurodollar Loans made by it be converted to Base Rate Loans in which event all such Eurodollar Loans shall be automatically converted to Base Rate Loans.

In the event any Lender shall exercise its rights under clause (A) or (B) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lenders in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(c) Requirements of Law. If at any time a Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the making, the commitment to make or the maintaining of any Eurodollar Loan because of (i) any change, after the date hereof, in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or such order) including, without limitation, the imposition, modification or deemed applicability of any reserves, deposits or similar requirements (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Adjusted Eurodollar Rate) or (ii) other circumstances affecting the London interbank Eurodollar market; then the Borrower shall pay to such Lender promptly upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender may determine in its sole discretion) as may be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder.

Each determination and calculation made by a Lender under this Section 4.1 shall, absent manifest error, be binding and conclusive on the parties hereto. Any conversions of Eurodollar Loans made pursuant to this Section 4.1 shall subject the Borrower to the payments required by Section 4.3. This Section shall survive termination of this Credit Agreement and the other Credit Documents and payment of the Loans and LOC Obligations and all other amounts payable hereunder.

4.2. Capital Adequacy.

If any Lender has determined that the adoption or effectiveness, after the date hereof, of any applicable law, rule or regulation regarding capital adequacy, or any change therein (after the date hereof), or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its parent corporation) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender (or its parent corporation) could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or parent corporation’s) policies with respect to capital adequacy), then, upon notice from such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section 4.2 shall, absent manifest error, be conclusive and binding on the parties hereto. This Section shall survive termination of this Credit Agreement and the other Credit Documents and payment of the Loans and LOC Obligations and all other amounts payable hereunder.

4.3. Compensation.

The Borrower promises to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement, (c) the making of a prepayment of Eurodollar

Loans on a day which is not the last day of an Interest Period with respect thereto and (d) the payment, continuation or conversion of a Eurodollar Loan on a day which is not the last day of the Interest Period applicable thereto or the failure to repay a Eurodollar Loan when required by the terms of this Credit Agreement. Such indemnification may include an amount equal to (i) an amount of interest calculated at the Eurodollar Rate which would have accrued on the amount in question, for the period from the date of such prepayment or of such failure to borrow, convert, continue or repay to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein minus (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market. The agreements in this Section shall survive the termination of this Credit Agreement and the payment of the Loans and LOC Obligations and all other amounts payable hereunder.

4.4. Taxes.

(a) Except as provided below in this Section 4.4, all payments made by the Borrower under this Credit Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, excluding taxes measured by or imposed upon the net income of any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes: (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement or any Notes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to an Agent or any Lender hereunder or under any Notes, (A) the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement and any Notes, provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this Section 4.4 whenever any Non-Excluded Taxes are payable by the Borrower, and (B) as promptly as possible after requested, the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and any Lender for any incremental Non-Excluded Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this Section 4.4 shall survive the termination of this Credit Agreement and the payment of the Loans and LOC Obligations and all other amounts payable hereunder.

(b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

(i) on or before the date of any payment by the Borrower under this Credit Agreement or the Notes to such Lender, deliver to the Borrower and the Agent (x) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement and any Notes without deduction or withholding of any United States federal income taxes and (y) an Internal Revenue Service Form W-8BEN or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

(A) deliver to the Borrower and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(B) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent; or

(ii) in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (A) represent to the Borrower (for the benefit of the Borrower and the Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) agree to furnish to the Borrower, on or before the date of any payment by the Borrower, with a copy to the Agent, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Internal Revenue Code with respect to payments to be made under this Credit Agreement and any Notes (and to deliver to the Borrower and the Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Agent for filing and completing such forms), and (C) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Credit Agreement and any Notes.

Notwithstanding the above, if any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent, then such Lender shall be exempt from such requirements. Each Person that shall become a Lender or a participant of a Lender pursuant to Section 11.3 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection (b); provided that in the case of a participant of a Lender, the obligations of such participant of a Lender pursuant to this subsection (b) shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

4.5. Replacement of Lenders.

The Agent and each Lender shall use reasonable efforts to avoid or mitigate any increased cost or suspension of the availability of an interest rate under Sections 4.1 through 4.4 above to the greatest extent practicable (including transferring the Loans to another lending office of Affiliate of a Lender) unless, in the opinion of the Agent or such Lender, such efforts would be likely to have an adverse effect upon it. In the event a Lender makes a request to the Borrower for additional payments in accordance with Section 4.1, 4.2 or 4.4, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Agent under Section 11.3(b) and any expense pursuant to Section 4) and in its sole discretion, require such Lender to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms and conditions of Section 11.3(b)), all of its interests, rights and obligations under this Credit Agreement to an Eligible Assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (b) the Borrower or such assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4.

SECTION 5.

CONDITIONS PRECEDENT

5.1. Closing Conditions.

The obligation of the Lenders to enter into this Credit Agreement and make the initial Extension of Credit is subject to satisfaction (or waiver) of the following conditions:

(a) Executed Credit Documents. Receipt by the Agent of duly executed copies of (i) this Credit Agreement, (ii) the Notes and (iii) all other Credit Documents, each in form and substance acceptable to the Lenders.

(b) Corporate Documents. Receipt by the Agent of the following:

(i) Charter Documents. Copies of the articles of incorporation or other charter documents of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

(ii) Bylaws. A copy of the bylaws of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

(iii) Resolutions. Copies of resolutions of the Board of Directors of the Borrower approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of the Borrower to be true and correct and in force and effect as of the Closing Date.

(iv) Good Standing. Copies of (A) certificates of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing would have a Material Adverse Effect and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to pay such franchise taxes would have a Material Adverse Effect.

(v) Incumbency. An incumbency certificate of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

(c) Opinion of Counsel. Receipt by the Agent of an opinion, or opinions, from legal counsel to the Borrower addressed to the Agent and the Lenders and dated as of the Closing Date, in each case satisfactory in form and substance to the Agent.

(d) Financial Statements. Receipt and approval by the Lenders of the audited financial statements of the Borrower and its consolidated subsidiaries, for the fiscal years ended December 31, 2001 and 2002, including balance sheets and income and cash flow statements, in each case audited by independent public accountants of recognized standing and prepared in accordance with GAAP.

(e) Fees and Expenses. Payment by the Borrower of all fees and expenses owed by it to the Lenders and the Agent, including, without limitation, payment to the Agent of the fees set forth in the Fee Letter.

(f) Litigation. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2002, there shall not exist any action, suit or investigation, nor shall any action, suit or investigation be pending or threatened before any arbitrator or Governmental Authority that materially adversely affects the Borrower or any transaction contemplated hereby or on the ability of the Borrower to perform its obligations under the Credit Documents.

(g) Material Adverse Effect. No event or condition shall have occurred since December 31, 2002 that has had or would be likely to have a Material Adverse Effect.

(h) Officer’s Certificates. The Agent shall have received a certificate or certificates executed by the treasurer or assistant treasurer of the Borrower as of the Closing Date stating that (i) the Borrower is in compliance with all existing material financial obligations, (ii) no action, suit, investigation or proceeding is pending or, to his knowledge, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Borrower or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding would have or would be reasonably expected to have a Material Adverse Effect and (iii) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated therein to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other

Credit Documents, are true and correct in all material respects on and as of the date made, (C) the Borrower is in compliance with the financial covenants set forth in Sections 7.2(a) and (b) and (D) the Borrower is Solvent.

(i) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

5.2. Conditions to Loans and Letters of Credit.

In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make new Loans nor shall the Issuing Lender be required to issue a Letter of Credit unless:

(a) Request. The Borrower shall have timely delivered (i) in the case of any new Revolving-A Loan, a duly executed and completed Notice of Borrowing and (ii) in the case of any Letter of Credit, an appropriate request for issuance, in each case in conformance with all the terms and conditions of this Credit Agreement.

(b) Representations and Warranties. The representations and warranties made by the Borrower herein are true and correct in all material respects at and as if made as of the date of the funding of the Loans or the issuance of the Letters of Credit.

(c) No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto.

(d) Availability. Immediately after giving effect to the making of a Revolving-A Loan (and the application of the proceeds thereof) or to the issuance of a Letter of Credit, as the case may be, the sum of the Revolving-A Loans outstanding plus LOC Obligations outstanding shall not exceed the Revolving-A Loan Commitment.

The delivery of each Notice of Borrowing and each request for a Letter of Credit shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and (d) above.

SECTION 6.

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to each Lender that:

6.1. Organization and Good Standing.

The Borrower (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

6.2. Due Authorization.

The Borrower (a) has the requisite corporate power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) is duly authorized to, and has been authorized by all necessary corporate action to, execute, deliver and perform this Credit Agreement and the other Credit Documents.

6.3. No Conflicts.

Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Borrower will (a) violate or conflict with any provision of its organizational documents or bylaws, (b) violate, contravene or materially conflict with any law (including without limitation, the Public Utility Holding Company Act of 1935, as amended), regulation (including without limitation, Regulation U, Regulation X and any regulation promulgated by the Federal Energy Regulatory Commission), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties.

6.4. Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents that has not been obtained.

6.5. Enforceable Obligations.

This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

6.6. Financial Condition.

(a) The financial statements delivered to the Lenders pursuant to Section 5.1(d) and pursuant to Sections 7.1(a) and (b): (i) have been prepared in accordance with GAAP (subject to the provisions of Section 1.3) and (ii) present fairly the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods.

(b) Since December 31, 2002, there has been no sale, transfer or other disposition by the Borrower of any material part of the business or property of the Borrower, and no purchase or other acquisition by the Borrower of any business or property (including any capital stock of any other Person) material in relation to the financial condition of the Borrower, in each case, which is not (i) reflected in the most recent financial statements delivered to the Lenders pursuant to Section 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Credit Agreement and communicated to the Agent.

6.7. No Material Change.

Since December 31, 2002, there has been no development or event relating to or affecting the Borrower which has had or would be reasonably expected to have a Material Adverse Effect.

6.8. No Default.

The Borrower is not in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default presently exists and is continuing.

6.9. Indebtedness.

As of December 31, 2002, the Borrower has no Indebtedness except as disclosed in the financial statements referenced in Section 5.1(d).

6.10. Litigation.

There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower which has had or would be reasonably expected to have a Material Adverse Effect.

6.11. Taxes.

The Borrower has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. As of the date of this Agreement, the Borrower is not aware of any proposed tax assessments against it which have had or would be reasonably expected to have a Material Adverse Effect.

6.12. Compliance with Law.

The Borrower is in compliance with all material laws, rules, regulations, orders and decrees applicable to it or to its properties.

6.13. ERISA.

Except as would not result or be reasonably expected to result in a Material Adverse Effect:

(a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the best knowledge of the Borrower, no event or condition has occurred or exists as a result of which any Termination Event would be reasonably expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no Lien in favor or the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b) No liability has been or is reasonably expected by the Borrower to be incurred under Sections 4062, 4063 or 4064 of ERISA with respect to any Single Employer Plan by the Borrower or any of its Subsidiaries.

(c) The actuarial present value of all “benefit liabilities” under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities, except as disclosed in the Borrower’s financial statements.

(d) Neither the Borrower nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower, is reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Borrower, reasonably expected to be in reorganization, insolvent, or terminated.

(e) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or would be reasonably likely to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(f) The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the financial statements referenced in Section 7.1 in accordance with FASB 106.

(g) Each Plan which is a welfare plan (as defined in Section 3(l) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

6.14. Use of Proceeds; Margin Stock.

The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 7.9. None of such proceeds will be used (a) in violation of Regulation U or Regulation X (i) for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U or Regulation X or (ii) for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin stock” or (b) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.

6.15. Government Regulation.

The Borrower is an exempt holding company by order of the United States Securities and Exchange Commission under Section 3(a)(1) of the Public Utility Holding Company

Act of 1935 (as amended, the “Utility Act”), and accordingly is exempt from the provisions of the Utility Act other than with respect to certain acquisitions of securities of a public utility. The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

6.16. Solvency.

The Borrower is and, after the consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

6.17. Disclosure.

Neither this Credit Agreement nor any financial statements delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading.

6.18. Environmental Matters.

Except as would not result or be reasonably expected to result in a Material Adverse Effect: (a) each of the properties of the Borrower (the “Properties”) and all operations at the Properties are in compliance with all applicable Environmental Laws, (b) there is no violation of any Environmental Law with respect to the Properties or the businesses operated by the Borrower (the “Businesses”), and (c) there are no conditions relating to the Businesses or Properties that would reasonably be expected to give rise to a liability under any applicable Environmental Laws.

SECTION 7.

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans and LOC Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments and Letters of Credit hereunder shall have terminated:

7.1. Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Agent:

(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of the Borrower, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal year, together with a common stock equity statement which includes retained earnings and a consolidated statement of cash flows for such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect. The Lenders agree that delivery of the Borrower’s Form 10-K will meet the financial information requirements of this Section 7.1(a).

(b) Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each fiscal quarter of the Borrower (other than the fourth fiscal quarter, in which case 120 days after the end thereof) a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal quarter, together with a related consolidated statement of cash flows for such fiscal quarter in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Agent, and accompanied by the review letter required to be filed with the Borrower’s quarterly reports on Form 10-Q pursuant to Section 10-01(d) of Regulation S-X, if any, and a certificate of the treasurer or assistant treasurer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments. The Lenders agree that the delivery of the Borrower’s Form 10-Q will meet the financial information requirements of this Section 7.1(b).

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7. 1(a) and 7.1(b) above (and within 60 days after the end of the fourth fiscal quarter of the Borrower), a certificate of the treasurer or assistant treasurer of the Borrower, substantially in the form of Exhibit 7.1(c), (i) demonstrating compliance with the financial covenants contained in Sections 7.2(a) and (b) by calculation thereof as of the end of each such fiscal period, (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (iii) confirming the then existing senior unsecured debt ratings of the Borrower.

(d) Reports. Promptly upon transmission or receipt thereof, copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Borrower shall send to its shareholders.

(e) Notices. Upon the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Agent immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) the occurrence of any of the following with respect to the Borrower: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower the claim of which is in excess of $50,000,000 or which, if adversely determined, would have or be reasonably likely to have a Material Adverse Effect or (B) the institution of any proceedings against the Borrower with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, the violation of which would likely have a Material Adverse Effect.

(f) ERISA. Upon the Borrower or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Agent and each of the Lenders promptly (and in any event within five Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably expected to lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of their ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its Subsidiaries or ERISA Affiliates is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that would be reasonably expected to have a Material Adverse Effect; together, with a description of any such event or condition or a copy of any such notice and a statement by an officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto. Promptly upon request, the Borrower shall furnish the Agent and each of the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan-year” (within the meaning of Section 3(39) of ERISA).

(g) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Agent or the Required Lenders may reasonably request.

7.2. ii. Total Funded Debt to Capitalization.

The ratio of (a) Total Funded Debt to (b) Capitalization shall at all times be less than or equal to .70 to 1.0. If the accounting treatment of trust preferred securities changes as proposed in the Financial Accounting Standards Board Exposure Draft, “Accounting for Financial Instruments with Characteristics of Liabilities, Equity, or Both,” dated October 27, 2000, the calculation required under this Section 7.2(a) shall be made without regard to such change.

(a) Interest Coverage Ratio.

The Borrower will not permit its ratio of Consolidated EBITDA to Consolidated Interest Expense for any consecutive four quarter period to be less than 2.5 to 1.0. If the accounting treatment of trust preferred securities changes as proposed in the Financial Accounting Standards Board Exposure Draft, “Accounting for Financial Instruments with Characteristics of Liabilities, Equity, or Both,” dated October 27, 2000, the calculation required under this Section 7.2(b) shall be made without regard to such change. Attached as Schedule 7.2(b) is a calculation of Consolidated EBITDA to Consolidated Interest Expense for the four quarter period ended December 31, 2002.

7.3. Preservation of Existence and Franchises.

The Borrower will do all things necessary to preserve and keep in full force and effect its existence, and material rights, franchises and authority.

7.4. Books and Records.

Subject to Section 1.3, the Borrower will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.5. Compliance with Law.

The Borrower will comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property, if the failure to comply would have or be reasonably expected to have a Material Adverse Effect.

7.6. Payment of Taxes and Other Indebtedness.

The Borrower will pay, settle or discharge (a) all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Credit Agreement); provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (ii) would have or reasonably be expected to have a Material Adverse Effect.

7.7. Insurance.

The Borrower will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

7.8. Performance of Obligations.

The Borrower will perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound and which pertain to Indebtedness in excess of $50,000,000.

7.9. Use of Proceeds.

The proceeds of the Loans may be used solely (a) to provide working capital and (b) for other general corporate purposes; provided that proceeds of the Loans may not be used to acquire another Person unless the board of directors (or other comparable body) or shareholders, as appropriate, of such Person has approved such acquisition. The Borrower will use the Letters of Credit solely for the purposes set forth in Section 2.2(a).

7.10. Audits/Inspections.

Upon reasonable notice and during normal business hours, the Borrower will permit representatives appointed by the Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower’s property, including its books and records, its accounts receivable and inventory, the Borrower’s facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of the Borrower.

SECTION 8.

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans and LOC Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments and Letters of Credit hereunder shall have terminated:

8.1. Nature of Business.

The Borrower will not alter in any material respect the character of its business from that conducted as of the Closing Date; provided that the foregoing shall not prevent the disposition of assets, business or operations permitted by Section 8.3 below so long as the Borrower shall have complied with all other terms and conditions of this Agreement.

8.2. Consolidation and Merger.

The Borrower will not enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that a Person may be merged or consolidated with or into the Borrower; so long as (a) the Borrower shall be the continuing or surviving corporation and (b) immediately before and after such merger or consolidation there does not exist a Default or an Event of Default.

8.3. Sale or Lease of Assets.

Within any twelve month period, the Borrower will not, and will not permit its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of assets, business or operations with a fair market value in excess of twenty-five percent (25%) of Total Assets, as calculated as of the end of the most recent fiscal quarter.

8.4. Arm’s-Length Transactions.

The Borrower will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer or director other than on terms and conditions substantially as favorable than would be obtainable in a comparable arm’s-length transaction with a Person other than an officer or director.

8.5. Fiscal Year.

The Borrower will not change its fiscal year (a) without prior written notification to the Lenders and (b) if such change would materially affect the Lenders’ ability to read and interpret the financial statements delivered pursuant to Section 7.1 or calculate the financial covenant in Section 7.2(a) or (b).

8.6. Liens.

The Borrower will not contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or after acquired, except for the following: (a) Liens securing Borrower Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosures, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carriers’, landlords’ and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (j) any Lien created or arising over any property which is acquired, constructed or created by the Borrower, but only if (i) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (ii) such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation and (iii) such Lien is confined solely to the property so acquired, constructed or created and any improvements thereto, (k) any Lien on any property or assets acquired from a Person which is merged with or into the Borrower in accordance with Section 8.2, and is not created in anticipation of any such transaction, (l) any Lien on any property or assets existing at the time of acquisition of such property or assets by the Borrower and which is not created in anticipation of such acquisition, (m) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (l), for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced; provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets) and (n) other Liens not previously described in clauses (a) through (m) above to the extent such Liens, in the aggregate, do not secure Indebtedness exceeding 15% of Total Assets.

8.7. Negative Pledge on Utility Stock.

For the duration of this Credit Agreement, the Borrower will not create or incur or allow any of its Subsidiaries to create or incur any pledge or security interest on any of the capital stock of Wisconsin Electric Power Company or Wisconsin Gas Company held by the Borrower or one of its Subsidiaries as of the date of this Credit Agreement.

SECTION 9.

EVENTS OF DEFAULT

9.1. Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. The Borrower shall: (i) default in the payment when due of any principal of any of the Loans or any reimbursement obligations arising from drawings under Letters of Credit; or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans, of interest or fees on Letters of Credit or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

(b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c) Covenants. The Borrower shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2(a) or (b), 8.2, 8.3 or 8.6; or

(ii) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.1, 7.3, 7.4, 7.5, 7.10, 8.1, 8.4 or 8.5 and such default shall continue unremedied for a period of five Business Days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Agent; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i), or (c)(ii) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Agent.

(d) Credit Documents. Any Credit Document shall fail to be in full force and effect or the Borrower shall so assert or any Credit Document shall fail to give the Agent and/or the Lenders the rights, powers and privileges purported to be created thereby.

(e) Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

(f) Defaults Under Other Agreements. 1. The Borrower shall default in the due performance or observance (beyond the applicable grace period with respect thereto) of any material obligation or condition of any contract or lease to which it is a party, if such default constitutes or would reasonably be expected to constitute a Material Adverse Effect.

(i) With respect to any Indebtedness in excess of $50,000,000 (other than Indebtedness outstanding under this Credit Agreement) of the Borrower (i) the Borrower shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder of the holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (iii) any such Indebtedness shall mature and remain unpaid.

(ii) An Event of Default shall exist under the terms of the Third Amended and Restated 364 Day Credit Agreement.

(g) Judgments. One or more judgments, orders, or decrees shall be entered against the Borrower involving a liability of $50,000,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage), and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 60 days; provided that if such judgment, order or decree provides for periodic payments over time then the Borrower shall have a grace period of 30 days with respect to each such periodic payment.

(i) ERISA. The occurrence of any of the following events or conditions if any of the same would be reasonably expected to have a Material Adverse Effect: (A) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; (B) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (C) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) the Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (D) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which would be reasonably expected to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(h) Change of Control. The occurrence of any Change of Control.

9.2. Acceleration; Remedies.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders (or the Lenders as may be required hereunder) the Agent may, and shall, upon the request and direction of the Required Lenders, by written notice to the Borrower take any of the following actions without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(i) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(ii) Acceleration of Loans. Declare the unpaid amount of all Borrower Obligations to be due whereupon the same shall be immediately due and payable, and the Borrower shall become immediately obligated to provide cash collateral for all LOC Obligations, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(iii) Cash Collateral. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(e), it will immediately pay) to the Agent additional cash, to be held by the Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(iv) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders and the Agent hereunder shall immediately become due and payable without the giving of any notice or other action by the Agent or the Lenders.

Notwithstanding the fact that enforcement powers reside primarily with the Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

9.3. Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Credit Agreement, after the occurrence of an Event of Default, all amounts collected or received by the Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents, pro rata as set forth below;

SECOND, to payment of any fees owed to the Agent or any Lender, pro rata as set forth below;

THIRD, to the payment of all accrued interest payable to the Lenders hereunder, pro rata as set forth below;

FOURTH, to the payment of the outstanding principal amount of the Loans and unreimbursed drawings under Letters of Credit, and to the payment or cash collateralization of the outstanding LOC Obligations, pro rata as set forth below;

FIFTH, to all other obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations) of amounts available to be applied; and (c) to the extent that any amounts available for distribution pursuant to clause “FOURTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (x) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FOURTH” and “FIFTH” above in the manner provided in this Section 9.3.

SECTION 10.

AGENCY PROVISIONS

10.1. Appointment.

Each Lender hereby designates and appoints JPMorgan Chase Bank as agent of such Lender to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Agent. The provisions of this Section are solely for the benefit of the Agent and the Lenders and the Borrower shall not have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower.

10.2. Delegation of Duties.

The Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3. Exculpatory Provisions.

Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Lenders or by or on behalf of the Borrower to the Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower. The Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders.

10.4. Reliance on Communications.

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, independent accountants and other experts selected by the Agent with reasonable care). The Agent may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent in accordance with Section 11.3(b). The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 11.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

10.5. Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

10.6. Non-Reliance on Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and made its own decision to make its Extensions of Credit hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7. Indemnification.

Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to its Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment in full of the Borrower Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 10.7 shall survive the payment of the Borrower Obligations and all other amounts payable hereunder and under the other Credit Documents.

10.8. Agent in Its Individual Capacity.

The Agent in its individual capacity and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not Agent hereunder. With respect to the Loans made and all Borrower Obligations owing to it, the Agent in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though they were not Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

10.9. Successor Agent.

The Agent may, and at the request of the Required Lenders shall, resign as the Agent upon 30 days notice to the Lenders. If the Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved, so long as no Default or Event of Default exists, by the Borrower. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 10 and Section 11.5 shall inure to its benefit as to any actions taken or omitted to be taken, by it while it was the Agent under this Credit Agreement. If no successor agent has accepted appointment as the Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

SECTION 11.

MISCELLANEOUS

11.1. Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device), (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 11.1, or at such other address as such party may specify by written notice to the other parties hereto. Any information, notice, document or other communication posted by the Agent on Intralinks shall constitute delivery of such information, notice, document or other communication to each Lender upon receipt by such Lender of notification from the Agent that such information, notice, document or other communication has been posted.

11.2. Right of Set-Off.

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Section 11.3(c) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

11.3. Benefit of Agreement.

(a) Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign and transfer any of its interests without the prior written consent of the Lenders; and provided, further, that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in this Section 11.3.

(b) Assignments. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Loans, its Notes, and its Commitment); provided, however, that:

(i) each such assignment shall be to an Eligible Assignee;

(ii) except in the case of an assignment to another Lender or an Approved Fund or an assignment of all of a Lender’s rights and obligations under this Credit Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Lender) and an integral multiple of $1,000,000 in excess thereof;

(iii) each such assignment by a Lender shall be of a constant and not varying, percentage of all of its rights and obligations under this Credit Agreement and the Notes;

(iv) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment Agreement in substantially the form of Exhibit 11.3(b), together with a processing fee (other than in connection with any assignment to an Affiliate of such Lender) from the assignor of $3,500; and

(v) in the case of an assignment to a CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement.

Upon execution, delivery, and acceptance of such Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Credit Agreement. Upon the consummation of any assignment pursuant to this Section 11.3(b), the assignor, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof; it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of taxes in accordance with Section 4.4.

By executing and delivering an assignment agreement in accordance with this Section 11.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender represents and warrants that it is legally authorized to enter into such assignment agreement and it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim created by such assigning Lender and the assignee warrants that it is an Eligible Assignee; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (C) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (D) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (E) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (F) such assignee appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender.

(c) Register. The Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance. Upon its receipt of an Assignment Agreement executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Agent shall, if such Assignment Agreement has been completed and is in substantially the form of Exhibit 11.3(b) hereto, (i) accept such Assignment Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(e) Participations. Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Credit Agreement (including all or a portion of its Commitment, its Notes and its Loans); provided, however, that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 4.1 through 4.4, inclusive, and the right of set-off contained in Section 11.2, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and its Notes and to approve any amendment, modification, or waiver of any provision of this Credit Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes, or extending its Commitment).

(f) Nonrestricted Assignments. Notwithstanding any other provision set forth in this Credit Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(g) Information. Any Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

11.4. No Waiver; Remedies Cumulative.

No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Agent or any Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle

65

the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.5. Payment of Expenses, etc.

The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of the Agent and the Lead Arranger in connection with (A) the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, legal fees of the Agent) and (B) any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Credit Agreement, (ii) pay all reasonable out-of-pocket costs and expenses of the Agent and the Lenders in connection with (A) enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Agent and each of the Lenders) and (B) any bankruptcy or insolvency proceeding of the Borrower and (iii) indemnify the Agent, the Lead Arranger and each Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Agent, the Lead Arranger or any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

11.6. Amendments, Waivers and Consents.

Neither this Credit Agreement, nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrower; provided that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby:

(a) extend the Maturity Date, or postpone or extend the time for any payment or prepayment of principal;

(b) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees or other amounts payable hereunder;

(c) reduce or waive the principal amount of any Loan;

(d) increase or extend the Commitment of a Lender (it being understood and agreed that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Commitment of any Lender);

(e) release the Borrower from its obligations under the Credit Documents;

(f) amend, modify or waive any provision of this Section 11.6 or Section 3.6, 3.8, 4.1, 4.2, 4.3, 4.4, 9.1(a), 11.2, 11.3 or 11.5;

(g) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders; or

(h) consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents.

In addition to the consent of the Required Lenders or each Lender affected thereby, as the case may be, no provision of Section 10 may be amended or modified without the consent of the Agent, and no provision affecting the Letters of Credit may be amended or modified without the consent of the Issuing Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein.

11.7. Counterparts/Telecopy.

This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts by telecopy shall be as effective as an original and shall constitute a representation that an original will be delivered.

11.8. Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9. Defaulting Lender.

Each Lender understands and agrees that if such Lender is a Defaulting Lender then it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that all other benefits and obligations under the Loan Documents shall apply to such Defaulting Lender.

11.10. Survival of Indemnification and Representations and Warranties.

All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of Letters of Credit and the repayment of the Loans, LOC Obligations and other obligations and the termination of the Commitments hereunder.

11.11. Governing Law; Venue.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York, or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

(b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

11.12. Waiver of Jury Trial; Waiver of Consequential Damages.

EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION,

PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE BORROWER AGREES NOT TO ASSERT ANY CLAIM AGAINST THE AGENT, ANY LENDER, ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

11.13. Time.

All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.

11.14. Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.15. Further Assurances.

The Borrower agrees, upon the request of the Agent, to promptly take such actions, as reasonably requested, as are necessary to carry out the intent of this Credit Agreement and the other Credit Documents.

11.16. Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

[Remainder of Page Intentionally Left Blank]

Each of the parties hereto has caused a counterpart of this First Amended and Restated Three Year Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	WISCONSIN ENERGY CORPORATION, a Wisconsin corporation

	By:	/s/ JEFFREY P. WEST
	Name:	Jeffrey P. West
	Title:	Treasurer

LENDERS:	JPMORGAN CHASE BANK, individually in its capacity as a Lender and in its capacity as Agent

	By:	/s/ MICHAEL J. DEFORGE
	Name:	Michael J. DeForge
	Title:	Vice Prsident

Signature Page to Wisconsin Energy Corporation First Amended and Restated Three Year Credit Agreement.

CITIBANK, N.A.

By:	/s/ DHAYA RANGANATHAN
Name:	Dhaya Ranganathan
Title:	Vice President

Signature Page to Wisconsin Energy Corporation First Amended and Restated Three Year Credit Agreement.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ SANDRA J. HARTAY
Name:	Sandra J. Hartay
Title:	Vice President

Signature Page to Wisconsin Energy Corporation First Amended and Restated Three Year Credit Agreement.

CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH

By:	/s/ S. WILLIAM FOX
Name:	S. William Fox
Title:	Director

By:	/s/ JAMES P. MORGAN
Name:	James P. Morgan
Title:	Director

Signature Page to Wisconsin Energy Corporation First Amended and Restated Three Year Credit Agreement.

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ WILLIAM M. GINN
Name:	William M. Ginn
Title:	General Manager

Signature Page to Wisconsin Energy Corporation First Amended and Restated Three Year Credit Agreement.

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ D. MITCH WILSON
Name:	D. Mitch Wilson
Title:	Vice President

Signature Page to Wisconsin Energy Corporation First Amended and Restated Three Year Credit Agreement.

THE BANK OF TOKYO—MITSUBISHI, LTD., CHICAGO BRANCH

By:	/s/ MINORU AKIMOTO
Name:	Minoru Akimoto
Title:	General Manager

Signature Page to Wisconsin Energy Corporation First Amended and Restated Three Year Credit Agreement.

BNP PARIBAS

By:	/s/ FRANCIS J. DELANEY
Name:	Francis J. DeLaney
Title:	Director

By:	/s/ MARK A. RENAUD
Name:	Mark A. Renaud
Title:	Managing Director

Signature Page to Wisconsin Energy Corporation First Amended and Restated Three Year Credit Agreement.

BANK ONE, NA

By:	/s/ GEORGE R. SCHANZ
Name:	George R. Schanz
Title:	Managing Director

Signature Page to Wisconsin Energy Corporation First Amended and Restated Three Year Credit Agreement.

KBC BANK N.V., NEW YORK BRANCH

By:	/s/ JEAN-PIERRE DIELS
Name:	Jean-Pierre Diels
Title:	First Vice President

By:	/s/ ERIC RASKIN
Name:	Eric Raskin
Title:	Vice President

Signature Page to Wisconsin Energy Corporation First Amended and Restated Three Year Credit Agreement.

M&I MARSHALL & ILSLEY BANK

By:	/s/ LES D. FREEMAN
Name:	Les D. Freeman
Title:	Vice President

By:	/s/ JAMES R. MILLER
Name:	James R. Miller
Title:	Vice President

Signature Page to Wisconsin Energy Corporation First Amended and Restated Three Year Credit Agreement.

MERRILL LYNCH BANK USA

By:	/s/ LOUIS ALDER
Name:	Louis Alder
Title:	Vice President

Signature Page to Wisconsin Energy Corporation First Amended and Restated Three Year Credit Agreement.

MORGAN STANLEY BANK

By:	/s/ JAAP L. TONCKENS
Name:	Jaap L. Tonckens
Title:	Vice President

Signature Page to Wisconsin Energy Corporation First Amended and Restated Three Year Credit Agreement.

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH

By:	/s/ WAYNE HOSANG
Name:	Wayne Hosang
Title:	Vice President

Signature Page to Wisconsin Energy Corporation First Amended and Restated Three Year Credit Agreement.

BANCA NAZIONALE DEL LAVORO S.P.A., NEW YORK BRANCH

By:	/s/ FRANCESCO DIMARIO
Name:	Francesco DiMario
Title:	Vice President

By:	/s/ CARLO VECCHI
Name:	Carlo Vecchi
Title:	Senior Vice President

Signature Page to Wisconsin Energy Corporation First Amended and Restated Three Year Credit Agreement.

LASALLE BANK

By:	/s/ DENIS J. CAMPBELL IV
Name:	Denis J. Campbell IV
Title:	Senior Vice President

Signature Page to Wisconsin Energy Corporation First Amended and Restated Three Year Credit Agreement.

THE NORTHERN TRUST COMPANY

By:	/s/ HENRY B. GAY
Name:	Henry B. Gay
Title:	Vice President

Signature Page to Wisconsin Energy Corporation First Amended and Restated Three Year Credit Agreement.

THE BANK OF NEW YORK

By:	/s/ JOSEPH F. MURPHY
Name:	Joseph F. Murphy
Title:	Managing Director

Signature Page to Wisconsin Energy Corporation First Amended and Restated Three Year Credit Agreement.

MIZUHO CORPORATE BANK, LTD.—NEW YORK BRANCH

By:	/s/ JUN SHIMMACHI
Name:	Jun Shimmachi
Title:	Vice President

Schedule 1.1

to

First Amendment and Restated Three Year Credit Agreement

Commitment Percentages

Lender	Commitment Percentage	Revolving-A Loan Commitment
JP Morgan Chase Bank	6.83%	$20,500,000.00
Citibank, N.A.	6.83%	$20,500,000.00
Credit Suisse First Boston	6.83%	$20,500,000.00
Sumitomo Mitsui Banking Corporation	6.83%	$20,500,000.00
U.S. Bank National Association	6.83%	$20,500,000.00
Bank One, NA (Main Office - Chicago)	5.50%	$16,250,000.00
The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch	5.50%	$16,250,000.00
BNP Paribas	5.50%	$16,250,000.00
Wachovia Bank, National Association	5.50%	$16,250,000.00
KBC Bank N.V.	5.00%	$15,000,000.00
M&I Marshall & Ilsley Bank	5.00%	$15,000,000.00
Merrill Lynch Bank USA	5.00%	$15,000,000.00
Morgan Stanley Bank	5.00%	$15,000,000.00
Societe Generale, New York Branch	5.00%	$15,000,000.00
Banca Nazionale del Lavoro S.p.A. New York Branch	4.17%	$12,500,000.00
LaSalle Bank	4.17%	$12,500,000.00
The Northern Trust Company	4.17%	$12,500,000.00
The Bank of New York	3.33%	$10,000,000.00
Mizuho Corporate Bank, Ltd.	3.33%	$10,000,000.00
Total	100%	$300,000,000.00

Schedule 7.2(b)

Wisconsin Energy Corporation

2002
EBITDA calculation
Net Income	$167.0
Interest expense	221.2
Distributions on Trust Preferred	13.7
Preferred dividend	1.2
Income taxes	105.7
Impairment charge	141.5
Deprec. & Amort. (taken from cashflow)	361.8
EBITDA	$1,012.1

EBITDA/Interest Expense	4.6

Schedule 11.1

to First Amended and Restated

Three Year Credit Agreement

[The information in this schedule has been omitted as it contains personal contact information.]

Exhibit 2.3

FORM OF NOTICE OF BORROWING

TO:	JPMorgan Chase Bank, as Agent Attention: Michael J. DeForge 270 Park Avenue New York, New York 10017

RE:	First Amended and Restated Three Year Credit Agreement dated as of April 8, 2003 among Wisconsin Energy Corporation (the “Borrower”), JPMorgan Chase Bank, as Agent, the agents party thereto and the Lenders party thereto (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”)

DATE:                     ,

1.	This Notice of Borrowing is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2.	Please be advised that the Borrower is requesting a Revolving-A Loan in the amount of $ to be funded on , at the interest rate option set forth in paragraph 3 below.

3.	The interest rate option applicable to the requested Revolving-A Loan shall be equal to:

a.	the Base Rate

b.	the Adjusted Eurodollar Rate for an Interest Period of:

                     one month

                     two months

                     three months

                     six months

4.	On the date of the requested Revolving-A Loan, immediately after giving effect to the funding and the application thereof, the aggregate amount of Revolving-A Loans outstanding will be $ , which is less than or equal to the Revolving-A Loan Commitment.

5.	On and as of the date of the requested Revolving-A Loan, immediately after giving effect to the funding and the application thereof, the representations and warranties made by the Borrower in any Credit Document are true and correct in all material respects except to the extent they expressly relate to an earlier date.

6.	No Default or Event of Default exists or is continuing or will be caused by giving effect to this Notice of Borrowing.

WISCONSIN ENERGY CORPORATION

By:
Name:
Title:

Exhibit 2.5

FORM OF NOTICE OF CONTINUATION/CONVERSION

TO:	JPMorgan Chase Bank, as Agent Attention: Michael J. DeForge 270 Park Avenue New York, New York 10017

RE:	First Amended and Restated Three Year Credit Agreement entered into as of April 8, 2003, among Wisconsin Energy Corporation (the “Borrower”), JPMorgan Chase Bank, as Agent, the agents party thereto and the Lenders party thereto (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”)

DATE:	,

1.	This Notice of Continuation/Conversion is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2.	Please be advised that the Borrower is requesting that a portion of the current outstanding Revolving-A Loans, in the amount of $ , be continued or converted at the interest rate option set forth in paragraph 3 below.

3.	The interest rate option applicable to the continuation or conversion of all or part of the existing Revolving-A Loans shall be equal to:

a.	the Base Rate

b.	the Adjusted Eurodollar Rate for an Interest Period of

                     one month

                     two months

                     three months

                     six months

4.	Subsequent to the continuation or conversion of the Revolving-A Loans, as requested herein, the aggregate amount of Revolving-A Loans outstanding will be $ , which is less than or equal to the Revolving-A Loan Commitment.

5.	No Default or Event of Default has occurred and is continuing or would be caused by giving effect to this Notice of Continuation/ Conversion.

WISCONSIN ENERGY CORPORATION

By:
Name:
Title:

Exhibit 2.8 to First Amended

and Restated Three Year

Credit Agreement

FORM OF REVOLVING-A LOAN NOTE

April 8, 2003

FOR VALUE RECEIVED, WISCONSIN ENERGY CORPORATION, a Wisconsin corporation (the “Borrower”), hereby promises to pay to the order of                      (the “Lender”), at the office of JPMorgan Chase Bank (the “Agent”) as set forth in that certain First Amended and Restated Three Year Credit Agreement dated as of April 8, 2003 among the Borrower, the Agents named therein, the Lenders named therein and JPMorgan Chase Bank, as Agent (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”), or at such other place or places as the holder of this Revolving-A Loan Note may designate, the aggregate principal amount of all advances made by the Lender as Revolving-A Loans (and not otherwise repaid), in Dollars and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Revolving-A Loan made by the Lender, at such office, in like money and funds, for the period commencing on the date of each Revolving-A Loan until each Revolving-A Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This Note is one of the Revolving-A Loan Notes referred to in the Credit Agreement and evidences Revolving-A Loans made by the Lender thereunder. The Lender shall be entitled to the benefits of the Credit Agreement. Capitalized terms used in this Revolving-A Loan Note have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

The Credit Agreement provides for the acceleration of the maturity of the Revolving-A Loans evidenced by this Revolving-A Loan Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Revolving-A Loans upon the terms and conditions specified therein. In the event this Revolving-A Loan Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

Except as permitted by Section 11.3(b) of the Credit Agreement, this Revolving-A Loan Note may not be assigned by the Lender to any other Person.

The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Revolving-A Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Agent and the Lender on its books; provided that the failure of the Agent or the Lender to make any such recordation shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under this Revolving-A Loan Note in respect of the Revolving-A Loans to be evidenced by this Revolving-A Loan Note, and each such recordation shall be prima facie evidence of the obligations owing under this Revolving-A Loan Note absent manifest error.

THIS REVOLVING-A LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Revolving-A Loan Note to be executed as of the date first above written.

WISCONSIN ENERGY CORPORATION

By:
Name:
Title:

Exhibit 7.1(c)

FORM OF OFFICER’S CERTIFICATE

TO:	JPMorgan Chase Bank, as Agent Attention: Michael J. DeForge 270 Park Avenue New York, New York 10017

RE:	First Amended and Restated Three Year Credit Agreement dated as of April 8, 2003 among Wisconsin Energy Corporation (the “Borrower”), JPMorgan Chase Bank, as Agent, the agents party thereto and the Lenders party thereto (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”)

DATE:	,

Pursuant to the terms of the Credit Agreement, I,                      [Chief Financial Officer/Treasurer/Assistant Treasurer] of Wisconsin Energy Corporation hereby certify that, as of the fiscal quarter ending                     ,             , the statements below are accurate and complete in all respects (all capitalized terms used below shall have the meanings set forth in the Credit Agreement):

a. Attached hereto as Schedule I are (x) calculations (calculated as of the date of the financial statements referred to in paragraph c. below) demonstrating compliance by the Borrower with the financial covenants contained in Sections 7.2(a) and (b) of the Credit Agreement and (y) Borrower’s senior unsecured debt ratings as of the date hereof.

b. No Default or Event of Default exists under the Credit Agreement, except as indicated on a separate page attached hereto, together with an explanation of the action taken or proposed to be taken by the Borrower with respect thereto.

c. The quarterly/annual financial statements for the fiscal quarter/year ended                      which accompany this certificate fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments.

WISCONSIN ENERGY CORPORATION

By:
[Chief Financial Officer/ Treasurer/Assistant Treasurer]

Schedule 1 to

Exhibit 7.1(c) to

Credit Agreement

Total Funded Debt to Capitalization Ratio

1. Total Funded Debt		$

2. Net Worth		$

3. Capitalization (Line 1 + Line 2)		$

4. Total Funded Debt to Capitalization Ratio (Line 1 / Line 3)			___:1.0

Maximum Permitted Total Funded Debt to Capitalization Ratio:	.70:1.0

Consolidated EBITDA to Consolidated Interest Expense Ratio

1. Consolidated EBITDA		$

2. Consolidated Interest Expense		$

3. Consolidated EBITDA to Consolidated Interest Expense Ratio (Line 1 / Line 2)			___:1.0

Minimum Permitted Ratio of Consolidated EBITDA to Consolidated Interest Expense:	2.5:1.0

Borrower’s Senior Unsecured Debt Ratings:

S&P

Moody’s

Exhibit 11.3(b)

FORM OF ASSIGNMENT AGREEMENT

Reference is made to that certain First Amended and Restated Three Year Credit Agreement, dated as of April 8, 2003, among Wisconsin Energy Corporation (the “Borrower”), the agents party thereto, the Lenders party thereto and JPMorgan Chase Bank, as Agent for the Lenders (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”). Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

1. The Assignor hereby sells and assigns to the Assignee, without recourse and without representation and warranty except as expressly set forth herein, and the Assignee hereby purchases and assumes from the Assignor, without recourse and without representation and warranty except as expressly set forth herein, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitment Percentage of the Assignor on the Effective Date (as defined below) and the Loans owing to the Assignor in connection with the Assigned Interest which are outstanding on the Effective Date. The purchase of the Assigned Interest shall be at par (unless otherwise agreed to by the Assignor and the Assignee) and periodic payments made with respect to the Assigned Interest which (a) accrued prior to the Effective Date shall be remitted to the Assignor and (b) accrue from and after the Effective Date shall be remitted to the Assignee.

2. The Assignor (a) represents and warrants to the Assignee that it is the legal and beneficial owner of the Assigned Interest and that the Assigned Interest has not previously been transferred or encumbered and is free and clear of any adverse claim created by the Assignor; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Documents or any other instrument or document furnished pursuant thereto; and (d) attaches the Note held by the Assignor and requests that the Agent exchange such Note for a new Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and to the Assignor in an amount equal to the Commitment retained by the Assignor, if any, as specified herein.

3. The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (b) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) confirms that it is an Eligible Assignee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender, and (f) attaches any U.S. Internal Revenue Service or other forms required under Section 4.4.

4. Following the execution of this Assignment, it will be delivered to the Agent, together with the transfer fee required pursuant to Section 11.3(b) of the Credit Agreement, for acceptance and recording by the Agent. The effective date for this Assignment (the “Effective Date”) shall be the date of acceptance hereof by the Agent and the Borrower, as applicable, unless otherwise specified herein.

5. Upon the consent of the Borrower and the Agent, as applicable, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and (b) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement.

6. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

7. This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8. Terms of Assignment

(a) Legal Name of Assignor:		__________

(b) Legal Name of Assignee:		__________

(c) Effective Date of Assignment:

(d) Commitment Percentage Assigned:		%

(e) Total Revolving-A Loans outstanding as of Effective Date	$

(f) Principal Amount of Revolving-A Loans assigned on Effective Date (the amount set forth in (e) multiplied by the percentage set forth in (d))	$

(g) Revolving-A Loan Commitment	$

(h) Principal Amount of Revolving-A Loan Commitment assigned on Effective Date (the amount set forth in (g) multiplied by the percentage set forth in (d))	$

The terms set forth above are hereby agreed to:

, as Assignor

By:
Name:
Title:

, as Assignee

By:
Name:
Title:

CONSENTED TO (if applicable):

WISCONSIN ENERGY CORPORATION

By:
Name:
Title:

JPMORGAN CHASE BANK, as Agent

By:
Name:
Title: